Exhibit 10.7

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”), made and entered into as of the 14th day of April, 2009 (the “Effective Date”), between Reddy Ice Corporation, a Nevada corporation (the “Company”), and [          ], an individual residing at the address set forth on Exhibit A attached hereto (the “Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of Reddy Ice Holdings, Inc., a Delaware corporation (the “Parent”); and

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of [          ] (the “Prior Agreement”); and

WHEREAS, the parties acknowledge and agree that this Agreement shall replace and supersede the Prior Agreement in its entirety; and

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to continue to provide certain benefits to the Executive in the event of Executive’s severance from employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Termination of Employment.  In the event the Executive’s employment terminates for the reasons set forth in this Section 1, the Executive shall only be entitled to the payments provided for in Section 2.

1.1           Termination upon Death.  The Executive’s employment shall terminate as of the date of the Executive’s death.

1.2           Termination upon Disability.  If the Executive becomes Disabled, the Company may terminate the Executive’s employment by written notice to the Executive, in which event the Executive’s employment shall terminate ten (10) days after the date upon which the Company has given notice to the Executive of its intention to terminate the Executive’s employment.

1.3           Termination by the Company for Cause.  The Company may terminate the Executive’s employment at any time for “Cause” by written notice to the Executive.  For purposes of this Agreement, “Cause” shall mean any of the following: if the Executive (i) is convicted of, or pleads guilty to, a felony or a crime involving moral turpitude, (ii) engages in independently verified, continuing and unremedied substance abuse involving drugs or alcohol, (iii) performs an action or fails to take an action that, in the reasonable judgment of a majority of the disinterested members of the Board, constitutes willful dishonesty, larceny, fraud or gross negligence by the Executive in the performance of the Executive’s duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to shareholders, directors or officers of the Parent, (iv) willfully and repeatedly fails, after ten (10) business days notice, to materially follow the written policies of the Company or instructions of the Board or (v) materially breaches any agreement to which the Executive and the Company or any of its Subsidiaries are a party, or materially breaches any written policy, rule or regulation adopted by the Company or any of its Subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the Executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the Executive.

1.4           Termination by the Company without Cause.  The Company may terminate the Executive’s employment at any time, without Cause, upon thirty (30) days’ written notice from the Company to the Executive.

1.5           Termination by the Executive without Cause.  The Executive may terminate the Executive’s employment at any time, without cause (i.e., the Executive’s voluntary termination), upon thirty (30) days’ written notice from the Executive to the Company.

1.6           Termination by the Executive for Good Reason.  The Executive may terminate the Executive’s employment for Good Reason upon thirty (30) days’ written notice from the Executive to the Company.

2.             Severance Payments.

2.1           Severance Payments Upon Termination for Disability, by the Company without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated with the Company pursuant to Sections 1.2, 1.4 or 1.6 hereof, the Executive shall be entitled to a severance payment equal to [  ]% of the Executive’s annual Base Salary then in effect, which shall be paid within 30 days of the Executive’s termination of employment, without offset for other earnings.

2.2           Severance Payments Upon Termination for Cause, Death or by the Executive Without Cause.  If the Executive’s employment with the Company is terminated is terminated pursuant to Sections 1.1, 1.3 or 1.5 hereof, the Executive shall receive only all previously earned, accrued and unpaid Base Salary and benefits from the Company and its employee benefit plans, including any such benefits under pension, disability and life insurance plans, policies (including vacation policies) and programs applicable to the Company

2.3           Section 409A Compliance.

2.3.1        General Compliance.  This Agreement is intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (collectively referred to herein as “Code Section 409A”).  The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Code Section 409A; however, the Company does not guarantee any particular tax effect to Executive under this Agreement, and shall not be liable to Executive for any payment made under this Agreement at the direction or consent of Executive, which is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee,” as described in Code Section 409A, and as determined by the Company in accordance with its procedures, by which determination Executive shall be bound, any payment of “deferred compensation” as defined under Code Section 409A, after giving effect to the exemptions available under Code Section 409A, shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following the Executive’s death.

2.3.2        Separation from Service.  “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

3.             Non-Solicitation and Confidentiality Agreement

The Executive hereby confirms and acknowledges that the Executive is subject to the provisions set forth in the Employee Non-Disclosure, Assignment, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit B (the “Non-Disclosure Agreement”).  The provisions of this Agreement shall apply where there is a conflict between this Agreement and the Non-Disclosure Agreement.

4.             Other Provisions.

4.1           Notices.  Notice under this Agreement shall be in writing and shall be deemed given when received by the party to be notified (a) when given in person, (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid and (c) upon transmission by telecopier with confirmation by United States mail, in each case at the address for the intended recipient as set forth below:

(i)            if to the Company, to:

Reddy Ice Corporation
8750 North Central Expressway, Suite 1800
Dallas, Texas 75231
Telecopier:  (214) 528-1532
Attention:  Chairman of the Board

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas

New York, New York 10020
Attention:              Roger Meltzer, Esq.

(ii)           if to the Executive, to the Executive at the address set forth on Exhibit A attached hereto or to the telecopier number set forth below:

Telecopier:  (214) 528-1532

4.2           Entire Agreement.  This Agreement (and the Exhibits attached hereto including the Non-Disclosure Agreement) contains the entire agreement between the parties with respect to the specific subject matter hereof and replaces and supersedes any and all prior employment contracts and other related agreements, written or oral, with respect thereto, as well as any and all entitlements which have accrued as of the date of this Agreement that the Executive may otherwise have with or derive from the Company.  This Agreement should be read in conjunction with any agreements providing for compensation to the Executive pursuant to the Company’s long-term incentive plans and any indemnification agreements between the Company and the Executive.

4.3           Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.4           Governing Law.  This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas, without giving effect to the principles of conflicts of law.

4.5           Arbitration.  Any dispute or controversy arising out of or in connection with this Agreement or the Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under federal or state law, shall be subject to and settled exclusively by binding arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction and reasonable attorneys’ fees and shall be awarded to the prevailing party.  The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 4.5 based on the arbitrators’ assessment of the merits of the positions of the parties.

4.6           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and any heirs, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.7           Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided, however, that such rights and obligations shall be enforceable by the Executive’s legal representatives, heirs and other successors in interest.  The Company shall assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether direct or indirect, by purchase, merger, consolidation or otherwise.

4.8           Number and Gender.  As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

4.9           Withholding of Taxes.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.10         Definitions.  For purposes of this Agreement:

(i)            “Base Salary” shall mean means Executive’s annual base salary, which is [        ] as of the date of this Agreement, as such amount may be changed and in effect from time to time.  Notwithstanding the foregoing, Base Salary shall be determined without regard to any change that would constitute Good Reason.

(ii)           “Disabled” or “Disability” shall mean, with respect to the Executive, (a) the occurrence of a period of 90 consecutive days or 180 out of 360 consecutive days during which the Executive is unable to perform the Executive’s duties due to a mental or physical impairment or (b) a determination of disability due to mental or physical impairment by an agreed upon medical practitioner selected by the Company and the Executive, that it is reasonably likely that an impairment exists with respect to the Executive which will, with the passage of time, satisfy clause (a). If the Company and the Executive are unable to agree upon a medical practitioner, each shall select a medical practitioner and such practitioners shall jointly select another medical practitioner who shall determine whether or not there is a disability.  If the two practitioners chosen by the Company and the Executive are unable to agree upon the third practitioner, the American Arbitration Association in Dallas, Texas shall select a medical practitioner.

(iii)          “Good Reason” shall mean a separation from service (with the meaning of Treasury Regulation Section 1.409A-1(h)) within 1 year following the initial existence of one or more of the following conditions arising without Executive’s consent:  (1) a material diminution in Executive’s Base Salary; (2) a material diminution in Executive’s title, authority, or responsibility; (3) relocation of Executive to an office more than 50 miles from Executive’s office on the Employment Date; or (4) a material breach by the Company of this Agreement.  Before terminating employment for Good Reason, Executive must provide notice of the existence of the condition within 90 days following the initial existence of such condition.  Company shall have a period of thirty 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s termination for Good Reason).  Upon the expiration of the thirty (30) day period without cure by the Company, Executive shall be entitled to terminate for Good Reason.

4.11         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.12         Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:
REDDY ICE CORPORATION

By:

Name:
Title:

Executive:

EXHIBIT A

[          ]

EXHIBIT B

EMPLOYEE NON-DISCLOSURE, ASSIGNMENT, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

EMPLOYEE NON-DISCLOSURE, ASSIGNMENT, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Employee Non-Disclosure, Assignment, Non-Competition, and Non-Solicitation Agreement (“Agreement”) formalizes in writing certain understandings and procedures regarding my employment at Reddy Ice Corporation (“Company”).

1.             Duties.  In return for the compensation now and hereafter paid to me, I will perform such duties for Company as the Company may designate from time to time.  During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any activities that Company determines to be detrimental to its best interests and will otherwise abide by all of Company’s policies and procedures.  Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me.  I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2.             “Proprietary Information” Definition.  “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, business relationships and accounts, pricing policies, customer lists, customers and suppliers, product distribution, business acquisition plans, financial and performance data, personnel and other policies and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3.             Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable.  I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company.  If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4.             “Innovations” Definition.  In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5.             Disclosure and License of Prior Innovations.  I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”).  I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”).  If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement.  I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with Company (the “Company Innovations”).  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6.             Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations.  I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.  This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

7.             Future Innovations.  I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations.  Company will receive any such information in confidence.

8.             Cooperation in Perfecting Rights to Company Innovations.  I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement.  If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such

Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.

9.             Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me.  I will provide Company with a written certification of my compliance with my obligations under this Section.

10.           No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

11.           Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

12.           Restrictive Covenants.

12.1         Covenant Not to Compete.  In order to assist me in the performance of my duties, Company agrees to provide me with certain Proprietary Information belonging to Company, to which I previously did not have access, and which I promise not to disclose, as further specified in paragraph 3 above.  In consideration of Company’s provision to me of this certain Proprietary Information, I agree that during my employment and for a period of [          ] months after the date that my employment is terminated (collectively the “Covenant Period”), for any reason or no reason, I will not, in any part of the Territory (as defined below) perform the same or similar job duties, responsibilities, and services that I have performed, am currently performing, or will in the future perform for the Company during my employment (“Company Services”) for any Competitor (as defined below).  For the purposes of this Agreement, Territory is defined as the territory within 150 miles of (x) any ice manufacturing facility or ice manufacturing equipment owned or operated by the Company or its Subsidiaries or acquired by the Company after the date hereof or (y) any facility, company or territory being actively evaluated by the Company during the Term, which active evaluation I had actual knowledge of, as a likely acquisition or expansion opportunity within the twelve (12) months preceding the termination of my employment.  For the purposes of this Agreement, a Competitor is defined as any business which directly competes with the Company in the ice business.  I further agree that during the Covenant Period, I will not own, manage, operate, control, or participate in the ownership, management, operation or control of any Competitor located within the Territory.  Notwithstanding the foregoing, this Section 12.1 shall not preclude me from investing my personal assets in the securities of any corporation or other business entity which is a Competitor if such securities are traded on a national stock exchange, through an automated inter-dealer quotation system or in the over-the-counter-market and if such investment does not result in my beneficially owning, at any time, more than 1% of the class of publicly-traded equity securities of such Competitor.

12.2         Non-Solicitation of Customers.  I further agree that for a period of [          ] months after the date that my employment is terminated (the “Extended Covenant Period”) I will not call upon or communicate with any Company Customer (as defined below) in an attempt to sell or to solicit for sale any services or products which are provided or dealt in by Company.  For the purposes of this Agreement, a Company Customer is one for whom I received confidential and/or proprietary information during my employment at Company, including customers for whom I serviced or for whom I solicited to provide services during my employment.  At Company’s sole discretion, Company may waive or elect not to enforce the non-solicitation and non-competition provisions of this Agreement located in paragraphs 12.1, 12.2, and 13.

13.           No Solicitation of Employees/Interference with Contracts.  During the Extended Covenant Period, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.  I further agree that during the Extended Covenant Period, I will not solicit, persuade, interfere with, induce, encourage or endeavor to entice away from the Company or any of its Subsidiaries, for the benefit of any Competitor located within the Territory, any of Company’s suppliers, licensees or other persons with whom the Company has a contractual relationship.

14.           No Disparagement.  During my employment with Company and after the termination thereof, I will not make any statements, in writing or otherwise, that disparage the reputation or character of the Company or any of its Affiliates, Subsidiaries, divisions or any of their respective directors, officers, employees or shareholders at any time for any reason whatsoever, except that nothing in this paragraph shall prohibit me from giving truthful testimony in any litigation, administrative or arbitration proceeding either between me and the Company or in connection with which I am required by law to give testimony.

15.           Injunctive Relief.  I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

16.           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing.  Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

17.           Governing Law; Forum.  This Agreement shall be governed by the laws of the United States of America and by the laws of the State of Texas, as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents.  Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.  Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

18.           Severability.  If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19.           Waiver; Modification.  If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This Agreement may be modified only if both Company and I consent in writing.

20.           Entire Agreement.  This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:

Reddy Ice Corporation	[ ]

By:	[ ]

Title

Dated:	Dated:

Exhibit A

PRIOR INNOVATIONS

Check one of the following:

☐            NO SUCH PRIOR INNOVATIONS EXIST.

OR

☐                                    YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):